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                                                                EXHIBIT NO. 23.2



                        Consent of Independent Auditors

We consent to the reference of our firm under the caption "Experts" and to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-27245) and related Prospectus of Eastern Environmental Services, Inc., of our report dated August 19, 1996, with respect to the combined financial statements of Allied Environmental Services, Inc., Allied Environmental Services West, Inc., Allied Mid-Atlantic, Inc., and Allied Waste Management, Inc. included in Eastern Environmental Services, Inc.'s Current Report on Form 8-K dated July 2, 1996 (as amended on Forms 8-K/A dated September 16, 1996, May 13, 1997 and June 6, 1997), filed with the Securities and Exchange Commission.



                                                 /s/ B.J. Klinger & Co. P.C.

Great Neck, New York
June 26, 1997